Exhibit 5.1

March 11, 2020

DSP Group, Inc.

2055 Gateway Place, Suite 480

San Jose, California

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by DSP Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on March 11, 2020 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of the Company’s Common Stock issuable under the Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the reservation of 1,500,000 shares of the Common Stock pursuant to the 2012 Plan.

It is our opinion that the 1,500,000 shares of Common Stock which may be issued and sold by the Company pursuant to the 2012 Plan, when issued and sold in the manner referenced in the Registration Statement, will be legally and validly issued, fully paid and nonassessable. For the purpose of the opinion rendered above, we have assumed that in connection with the issuance of the 1,500,000 shares of Common Stock under the 2012 Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Common Stock covered by each such issuance.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster llp